Exhibit 99.1


CONTACT:
Leon Berman
Principal
The IGB Group
(212) 206-0898

        General Maritime Corporation Appoints New Chief Financial Officer

New York, New York, May 2, 2003 -- General Maritime Corporation (NYSE: GMR) announced today that it has appointed William "Bill" Viqueira as its new Chief Financial Officer. Mr. Viqueira is expected to join General Maritime on Monday May 5, 2003 and will replace James Christodoulou, who will leave the Company to pursue other interests. Mr. Christodoulou is expected to remain as a consultant with the Company in order to assist with the transition.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, "We are extremely pleased to have Bill join General Maritime. His extensive financial management and strategic planning experience will benefit General Maritime as we continue to grow and further enhance our leadership as a world-class tanker company. Bill's appointment will also enable General Maritime to continue to provide shareholders with a high level of transparency and integrity in its financial reporting. We would like to thank James for his contribution to General Maritime during critical stages in its development. We wish him continued success in his new pursuits."

Mr. Viqueira joins General Maritime with extensive financial management, strategic planning and capital markets experience. He most recently served as the Chief Financial Officer of Intellispace, Inc. Prior to this, he held key management positions with Lucent Technologies, Inc. immediately following its initial public offering and spin-off from AT&T. As Treasurer, Viqueira led a global treasury organization responsible for Lucent's capital and financial structure, customer financing portfolio, bank and capital markets relationships as well as the investment management of pension assets. As Senior Vice President of Business Development at Lucent, Viqueira led a business development team that executed over 30 transactions valued at approximately $35 billion. He began his career with Merrill Lynch & Company where he held various positions for 10 years ultimately serving as Director of Corporate Mergers and Acquisitions. Viqueira earned his bachelor's and master's degrees in economics from The Johns Hopkins University.

Mr. Viqueira stated, "I am very excited about the opportunity to work with General Maritime as the Company continues to implement its sound growth strategy, emphasizing financial strength, quality operations and strategic decision making. I look forward to contributing to General Maritime's future success as it builds on its position as the second largest mid-sized tanker owner in the world."

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                       About General Maritime Corporation
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General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin and other regions including West Africa, the North Sea, Mediterranean, Black Sea and Far East. As of May 1, 2003, General Maritime owned and operated 42 tankers -- 25 Aframax and 17 Suezmax tankers -- making it one of the world's largest mid-sized tanker companies. After giving effect to the acquisition of all of the Metrostar vessels, General Maritime Corporation would own and operate a 46 tanker fleet -- 27 Aframax and 19 Suezmax tankers -- and would become the second largest mid-sized tanker company in the world with more than 5.5. million dwt.

     "Safe Harbor" Statement Under the Private Securities Litigation Reform
                                   Act of 1995
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); one or more planned acquisitions not closing; and other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2002.